EXHIBIT 5





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                                February 14, 2003

Whispering Oaks International, Inc.
7080 River Road, Suite 215
Richmond, British Columbia V6X 1X5

         This letter will constitute an opinion upon the legality of the sale by Whispering Oaks International, Inc., a Texas corporation, of up to 4,500,000 shares of common stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission. This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of the Company of shares of common stock issuable upon the exercise of options or shares issued as stock bonuses pursuant to the stock option and stock bonus plans referred to in such Registration Statement.

         We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Texas, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and, when issued in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, when sold, will be legally issued, fully paid and non-assessable.

                                  Very truly yours,

                                  HART & TRINEN, L.L.P.



                                  /s/ William T. Hart
                                 William T. Hart